Exhibit 10.1
Corporate Annual Incentive Compensation Plan
Executive Officers
Fiscal 2025

Plan Overview
Awards under this Annual Incentive Compensation Plan ("Annual Plan") are granted under and governed by the terms and conditions of the Vera Bradley, Inc. 2020 Equity and Incentive Plan (the “2020 Plan”), as amended. Any term capitalized herein but not defined will have the meaning set forth in the 2020 Plan.

This Annual Plan is designed to give each eligible Participant (as defined in the attached Administrative Guidelines) an opportunity to share in the Company's success for the fiscal year ending February 1, 2025 (the "Performance Period"). The incentive is intended to be an inducement for future faithful service as well as a reward for performance. The incentive opportunity for the Performance Period is based on a percentage of each Participant's Base Salary (as defined herein) and will be earned based on two independent performance measures: (1) Enterprise Performance (made up of net revenue and operating income) and (2) Enterprise Strategic Objectives. Collectively, these are referred to as the “FY25 Performance Measures.”

Calculation of Incentive Opportunity
The incentive opportunity for each Participant is determined based on a percentage of each Participant's Base Salary (as defined below) based upon the Participant’s level:

	Incentive Opportunity as a Percentage of Base Salary
Participant Level	Threshold	Target	Excellence
Chief Executive Officer	25%	100%	200%
Executive Officer II	15%	60%	120%
Executive Officer I	12.5%	50%	100%

"Base Salary" is defined as the Participant's gross base salary (before taxes and deductions) paid by the Company to the Participant during the Performance Period.

Each Participant will have the opportunity to earn the incentive set forth above based on the level of achievement against the FY25 Performance Measures. The applicability and weighting of the FY25 Performance Measures relative to the total incentive opportunity is also based upon the Participant’s level as follows:

Enterprise - 100% Enterprise Performance; 0% Brand Performance

	As a Percentage of Total Target Incentive Opportunity Shown Above
	Brand Performance		Enterprise Performance		Enterprise Strategic Objectives
Participant Level	Net Revenue	Operating Income	Net Revenue	Operating Income
Chief Executive Officer	0%	0%	40%	40%	20%
Executive Officer II	0%	0%	40%	40%	20%
Executive Officer I	0%	0%	40%	40%	20%

Enterprise Financial Performance
Payouts for Financial Performance are based on meeting two independent financial metrics, which are net revenue and operating income. Assuming at least threshold levels of performance against the Performance goals are met during the Performance Period, the actual payout levels will range from 25%-200% of target. The actual amount of Financial Performance goals is considered to be confidential information and is not included in this document, but can be obtained from Human Resources.

Net Revenue Performance Level	Payout as a Percentage of the Portion of Incentive Tied to Corporate Performance*
Threshold	25%
Target	100%
Excellence	200%
Operating Income Performance Level	Payout as a Percentage of the Portion of Incentive Tied to Corporate Performance*
Threshold	25%
Target	100%
Excellence	200%
*Payout levels are determined using linear interpolation for results falling between the three performance levels.

Enterprise Strategic Objectives: Payouts for performance will be based on a 75% weighting on Vera Bradley Strategic Objectives performance and a 25% weighting on Pura Vida Strategic Objectives performance:

Vera Bradley Brand Strategic Objectives:
•Restore Core Brand – Increase brand awareness
•Restore Core Customer – Acquire new customers
•Channel Optimization – Discounted channel optimization
•Channel Optimization – Non-Highly discounted channel optimization

Pura Vida Brand Strategic Objectives:
•Restore Core Customer – Achieve customer counts in accordance with planned spend
•Expense Management – Diversity marketing mix and impression base outside of Meta
•Inventory Management – Continue to reduce inventory to $17.1M to create more newness and reduce burden of aged inventory

Each of these Strategic Goals are considered confidential and should not be shared outside of the Company.

Assuming threshold levels of performance against the Brand Strategic Objectives are met during the Performance Period, the actual payout levels will range from 25%-200% of target. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall determine the level of performance achieved against the Brand Strategic Objectives in its sole discretion.

Administrative Guidelines

1.The CEO direct reports at an Executive Officer level and certain designated Executive Officers are eligible to participate in this Annual Plan. Any question regarding eligibility for participation in this Annual Plan shall be resolved by the Compensation Committee, in the Committee’s sole discretion.

2.Participation in this Annual Plan neither gives any employee the right to be retained as an employee nor limits the Company's right to discharge or discipline any employee.

3.Final payout of any bonus under this Plan is subject to the final approval of the Chief Financial Officer and Vice President, Human Resources and as necessary the Compensation Committee.

4.Participants placed on a Performance Improvement Plan or who are on Step 3 Probation within six months of when payment is made under this Plan will not be eligible for such payment.

5.Certification of Results. Before any Awards under the Annual Plan are deemed earned with respect to a Performance Period, the Compensation Committee shall certify, in accordance with Section 9.5 of the 2020 Plan, in writing (i) that the performance goals have been met for the Performance Period, and (ii) the calculation of "Operating Income" and "Net Revenue" for the Performance Period.
a.Definition of "Operating Income". For purposes of this Annual Plan, the term "Operating Income" means, with respect to the Performance Period related to any Awards, the Company's consolidated operating income, as determined in accordance with U.S. GAAP, adjusted to exclude the effects, as shown on the financial statements furnished as part of Form 8-K (announcing the Company's fiscal year-end financial results) for any fiscal year of the Company ending with or within the Performance Period, of (i) any acquisition during the Performance Period, including the amortization expense of intangible assets acquired during the Performance Period, (ii) material charges or income arising from litigation, (iii) corporate restructuring, asset impairment, or other special charges, and (iv) cumulative effect of changes to U.S. GAAP accounting.
b.Definition of "Net Revenue". For purposes of this Annual Plan, the term "Net Revenue" means, with respect to the Performance Period related to any Awards, the Company's consolidated net revenue, as determined in accordance with U.S. GAAP.

6.Except as provided herein, (a) no Participant will be entitled to an incentive payment under the Plan unless the Participant is employed by the Company or an Affiliate in an eligible position on the day the incentive payment is made, and (b) a Participant who separates from Service for any reason prior to the date of payment of such incentive will not be entitled to a prorated award, unless otherwise required by applicable state law. By way of clarification, should a Participant separate from Service and be rehired within the same Performance Period, the Participant shall not be given credit for prior periods Service. Notwithstanding the preceding provisions, the following provisions will apply if, during the Performance Period (or after the Performance Period and prior to the date of payment), you cease providing Services due to death, Disability or Retirement (and provided that you have not otherwise engaged in an act that would constitute Cause):
i.Death or Disability: In the event a Participant's Service terminates as a result of death or Disability prior to the date on which the incentive payment is made, the outstanding Award shall be treated as earned at the actual level for both the Company performance and at the target level for individual performance with any such earned Awards becoming fully vested and paid out as provided in section 8, below.
ii.Retirement: In the event a Participant's Service with the Company terminates as a result of Retirement during the Performance Period, the outstanding Award shall be earned based on the actual Company performance level obtained (determined at the end of the Performance Period) and target individual performance level, with any such earned Awards becoming fully vested and paid out as provided in section 8, below. Retirement age is defined as the individual’s early or normal retirement date as defined by the United States Social Security Administration.

7.Notwithstanding anything to the contrary in this Annual Plan, in the event of a Change in Control of the Company during the Performance Period, then the outstanding Award shall be treated as earned at the target level, but prorated based on the number of full fiscal months (in which the Participant provided Service throughout such month) during the Performance Period, with any such earned Awards becoming fully vested and paid out on a as soon as practicable (but not later than 30 calendar days) following the Change in Control. For purposes of this Annual Plan, the term "Change in Control" shall mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of this Award), other than (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for the benefit of such Persons, (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (i) nominated by the Board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company's assets, or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

8.All Participants will receive an award that is prorated based on Base Salary earned during the Performance Period.

9.In the event that a Participant joins the Company at any time during the final three fiscal months of the Performance Period, such participant will not be eligible to participate in this Plan.

10.All goal attainment calculations will follow normal rounding guidelines (i.e., 93.1% to 93.49% = 93%; 93.5% to 93.9% = 94%).

11.Payments under the Annual Plan will be paid in cash after the end of the Company's fiscal tax year but no later than the 15th day of the third month following the Company's fiscal tax year on which the annual incentives under this Annual Plan are based.
12. The Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state, and local taxes (including FICA obligations), domestic or foreign, and other deductions required to be withheld by law with respect to this Award.

13.Record keeping and computation required by this Annual Plan will be subject to review by third-party auditors, and by the Compensation Committee.

14.Interpretations, determinations, and actions regarding plan administration shall be made by the Compensation Committee. Any such determinations and any interpretation, rule, or decision under the Annual Plan or in carrying out or administering the Annual Plan, is final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Company or its designee may rely conclusively on determinations made by the Company and its auditors to determine related information for purposes of administration of the Annual Plan, whether such information is determined by the Company, its auditors, or a third-party vendor engaged to provide such information to the Company.
15.While it is the intent of the Company to continue this Annual Plan as stated herein, the Company reserves the right to amend or discontinue the plan at any time in its sole discretion.

16.No Participant can assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of his or her death, by will or the laws of descent and distribution.

17.The rights granted under this document are in all respects subject to the provisions of the 2020 Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the 2020 Plan, the 2020 Plan will control.

18.Awards under this Plan shall be subject to all other Company policies, as amended, including but not limited to the Vera Bradley Compensation Recoupment Policy.